Exhibit 10.15

CONFIDENTIAL SEPARATION AGREEMENT

THIS CONFIDENTIAL SEPARATION AGREEMENT (the “Agreement”) is entered into as of the Effective Date, as defined in Section 5 hereof, by and between Select Interior Concepts, Inc., a Delaware corporation (the “Company”), and Tyrone Johnson (“Executive”). Together, the Company and Executive may be referred to hereinafter as the “Parties.”

In consideration of the payments, covenants and releases described below, and in consideration of other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, the Company and Executive agree as follows:

1.Separation from Employment.  Executive resigned from any and all offices, positions, titles in and employment by the Company and its affiliates, effective as of June 8, 2020 (the “Termination Date”).  To the extent not already paid to Executive, within thirty (30) days after the Termination Date, the Company shall pay to Executive (a) all accrued but unpaid base salary through the Termination Date; (b) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the Termination Date; and (c) cash in lieu of any accrued but unused vacation through the Termination Date.  Additionally, the Company shall timely pay to Executive any benefits accrued or payable to Executive under the Company’s benefit plans (in accordance with the terms of such benefit plans and subject to Section 12 hereof).  Executive will receive by separate letter information regarding Executive’s rights regarding continuation of health insurance under Section 4980B of the Internal Revenue Code (“COBRA”), and to the extent that Executive has such rights, nothing in this Agreement will change or impair those rights.

2.Separation Obligations of the Company.  In consideration of Executive’s promises contained in this Agreement, the Company agrees as follows:

(a)Base Severance.  The Company will pay to Executive a total gross amount equal to Executive’s current base salary of Six Hundred Forty Thousand Dollars ($640,000), less legally required withholdings, to be paid in a single lump sum by the later of (i) June 30, 2020, or (ii) five (5) days after the Effective Date.

(b)2020 Pro Rata Target Annual Bonus.  The Company will pay to Executive a total gross amount of Two Hundred Eighty Thousand Eight Hundred Eighty Nine Dollars ($280,889) (such amount representing a pro-rata annual incentive for 2020 through the Termination Date at target), less legally required withholdings, to be paid in a single lump sum by the later of (i) June 30, 2020, or (ii) five (5) days after the Effective Date.

(c)Retention Agreement Payment.  The Company will pay to Executive a total gross amount of Three Hundred Twenty Thousand Dollars ($320,000), less legally required withholdings, to be paid in a single lump sum by the later of (i) June 30, 2020, or (ii) five (5) days after the Effective Date.

(d)COBRA Stipend.  By the later of (i) June 30, 2020, or (ii) five (5) days after the Effective Date, the Company will pay to Executive a total gross amount of Nineteen Thousand Nine Hundred Twenty Five Dollars and sixty-four cents ($19,925.64), less legally required

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withholdings, to assist Executive in paying COBRA premiums (the “COBRA Benefit”).  Executive shall remain responsible for timely electing COBRA continuation coverage and making all premium payments associated therewith.

(e)Company Vehicle.  As soon as practicable following the Effective Date, the Company shall exercise its option to purchase the vehicle leased by the Company for the use of the Executive from the rental company, and shall facilitate the transfer of title of the vehicle to the Executive.  The Executive shall assume all responsibility for the vehicle following the transfer of title of the vehicle to the Executive.

(f)Financial  Counseling.  By the later of (i) June 30, 2020, or (ii) five (5) days after the Effective Date, the Company will pay a $10,000 Counseling Fee to Ayco Company, L.P. (“Ayco”) pursuant to the Terms and Conditions of that certain Comprehensive Financial Counseling Program Agreement between the Company and Ayco, effective January 1, 2018.

(g)Treatment of Outstanding Stock Awards.  The outstanding stock awards held by Executive as of the Effective Date will be treated as follows:

(i)Restricted Stock Award granted November 22, 2017:  All outstanding restricted shares granted on November 22, 2017 (totaling 10,672 shares) will become fully vested as of the Effective Date.

(ii)Time-Based Restricted Stock Units granted March 4, 2019:  23,983 time-based restricted stock units granted on March 4, 2019 will become fully vested and convert to shares of common stock as of the Effective Date, and 23,983 time-based restricted stock units granted on March 4, 2019 will be forfeited for no consideration.

(iii)Time-Based Restricted Stock Units granted May 13, 2020:  8,854 time-based restricted stock units granted on May 13, 2020 will become fully vested and convert to shares of common stock as of the Effective Date, and 17,708 time-based restricted stock units granted on May 13, 2020 will be forfeited for no consideration.

(iv)Performance-Based Restricted Stock Units granted on March 4, 2019 and May 13, 2020:  All outstanding performance-based restricted stock units will be forfeited for no consideration.

(h)The payments and benefits set forth in Section 2(a) through 2(g) above are referred to herein collectively as the “Consideration.”  The Parties acknowledge and agree that the Consideration exceeds any and all actions, pay, and benefits that the Company might otherwise have owed to Executive by contract or law, and that the Consideration constitutes good, valuable, and sufficient consideration for Executive’s release and agreements herein.  The Company’s obligation to provide the Consideration is expressly contingent upon Executive (i) executing and not revoking this Agreement pursuant to Section 5 below; and (ii) complying with his obligations under the terms of this Agreement.

Tyrone Johnson Separation Agreement (FINAL)

3.	General Release of Claims and Covenant Not To Sue.

(a)Executive’s General Release of Claims.  In consideration of the Consideration, Executive on behalf of himself and his agents and successors in interest, hereby UNCONDITIONALLY RELEASES AND DISCHARGES the Company, its successors, subsidiaries, parent companies and its affiliates and each of their respective partners, equityholders, principals and employees, shareholders, assigns, joint ventures, and affiliated companies and all of their respective agents, legal representatives, shareholders, attorneys, employees, members, managers, officers, directors and affiliates (collectively, the “Releasees”) from ALL CLAIMS, LIABILITIES, DEMANDS AND CAUSES OF ACTION which he may by law release, whether known or unknown, fixed or contingent, that he may have or claim to have against any Releasee for any reason as of the date of Executive’s execution of this Agreement.  Executive specifically acknowledges and agrees that he is releasing any and all rights under federal, state and local employment laws including without limitation the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans With Disabilities Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the anti-retaliation provisions of the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Occupational Safety and Health Act, the Worker Adjustment and Retraining Notification Act, the Employee Polygraph Protection Act, the Fair Credit Reporting Act, and any and all other local, state, and federal law claims arising under statute or common law. It is agreed that this is a general release and it is to be broadly construed as a release of all claims, except as set forth in Section 3(c) below.

(b)Company’s Release of Claims. In exchange for the release and protective covenants agreed to by Executive by virtue of this Agreement and other valid consideration herein, the Company releases and waives all claims, liabilities, demands, and causes of action on behalf of the Company, its successors, subsidiaries, parent companies and its affiliates and each of their respective partners, equityholders, principals and employees, shareholders, assigns, joint ventures, and affiliated companies and all of their respective agents, legal representatives, shareholders, attorneys, employees, members, managers, officers, directors and affiliates, against Executive and his heirs, assigns, agents, and representative which have arisen up to and including the date on which the Company executes this Agreement, except for claims, losses, and liabilities arising out of Executive’s intentional or willful misconduct or gross negligence.

(c)Exceptions to General Release.  Nothing in this Agreement is intended as, or shall be deemed or operate as, a release by Executive of (i) any rights of Executive under this Agreement; (ii) any other benefits under any agreements with the Company or Company-sponsored benefit plans (e.g., 401(k) benefits); (iii) any rights or claims of Executive for indemnification or related duties by the Company under any written indemnification agreement, the self-governance documents of the Company, or under applicable law; (iv) any rights to coverage under any director and officer liability insurance or other insurance policies or any run-off policy thereto; (v) any rights under COBRA or similar state law; (vi) any recovery to which Executive may be entitled pursuant to workers’ compensation and unemployment insurance laws; (vii) Executive’s right to challenge the validity of his release of claims under the ADEA; (viii) any rights or claims under federal or state law that cannot, as a matter of law, be waived by private agreement; and (ix) any claims arising after the date on which Executive executes this Agreement.

Tyrone Johnson Separation Agreement (FINAL)

(d)Covenant Not to Sue.  Except as expressly set forth in Section 3(g) below, Executive further hereby AGREES NOT TO FILE A LAWSUIT or other legal claim or charge against any of the Releasees concerning any claim released by this Agreement.

(e)Acknowledgement Regarding Payments and Benefits.  Except as expressly provided herein, Executive acknowledges and agrees that Executive has been paid all wages and accrued benefits to which Executive is entitled through the date of execution of this Agreement.  Other than the payments set forth in this Agreement, the Parties agree that the Company owes no additional amounts to Executive for wages, back pay, severance pay, bonuses, damages, accrued vacation, benefits, insurance, sick leave, other leave, or any other reason.  The Parties further agree that all outstanding equity awards granted by the Company and held by Executive, shall be forfeited as of the Termination Date without consideration and without further action by either of the Parties, to the extent such forfeiture is not in conflict or inconsistent with the provisions of this Agreement or the terms of any such outstanding equity award.

(f)Other Representations and Acknowledgements.  This Agreement is intended to and does settle and resolve all claims of any nature that Executive might have against the Company arising out of their employment relationship or the termination of employment or relating to any other matter, except as set forth in Section 3(c).  By signing this Agreement, Executive acknowledges that Executive is doing so knowingly and voluntarily, that Executive understands that Executive may be releasing claims Executive may not know about, and that Executive is waiving all rights Executive may have had under any law that is intended to protect Executive from waiving unknown claims.  Executive warrants that Executive has not filed any lawsuits of any kind whatsoever against the Company or any of the Releasees as of the date of execution of this Agreement.  This Agreement shall not in any way be construed as an admission by the Company or any of the Releasees of wrongdoing or liability or that Executive has any rights against the Company or any of the Releasees.  Executive represents and agrees that Executive has not transferred or assigned, to any person or entity, any claim that Executive is releasing in this Section 3.

(g)Protected Rights.  Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local governmental agency or commission (“Government Agencies”).  Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies in connection with any charge or complaint, whether filed by Executive, on Executive’s behalf, or by any other individual.  However, based on Executive’s release of claims set forth in this Agreement, Executive understands that Executive is releasing all claims that Executive may have, as well as, to the extent permitted by applicable law, Executive’s right to recover monetary damages or obtain other relief that is personal to Executive in connection with any claim Executive is releasing under this Agreement.

Tyrone Johnson Separation Agreement (FINAL)

(h)Representations by the Company.  The Company represents that it is not currently aware of any facts that would form the basis of any legal claims against Executive by the Company, and that the Company has no present intention of initiating any legal proceedings against Executive.

4.Acknowledgment.  The Company hereby advises Executive to consult with an attorney prior to executing this Agreement and Executive acknowledges and agrees that the Company has advised, and hereby does advise, Executive of Executive’s opportunity to consult an attorney or other advisor and has not in any way discouraged Executive from doing so.  Executive expressly acknowledges and agrees that Executive has been offered at least twenty-one (21) days to consider this Agreement before signing it, that Executive has read this Agreement and Release carefully, that Executive has had sufficient time and opportunity to consult with an attorney or other advisor of Executive’s choosing concerning the execution of this Agreement.  Executive acknowledges and agrees that Executive fully understands that the Agreement is final and binding, that it contains a full release of all claims and potential claims, and that the only promises or representations Executive has relied upon in signing this Agreement are those specifically contained in the Agreement itself.  Executive acknowledges and agrees that Executive is signing this Agreement voluntarily, with the full intent of releasing the Company from all claims covered by Section 3.

5.Revocation and Effective Date.  The Parties agree Executive may revoke the Agreement at will within seven (7) days after Executive executes the Agreement by giving written notice of revocation to Company.  Such notice must be delivered to Shawn K. Baldwin, General Counsel of Select Interior Concepts, and must actually be received by him at or before the above-referenced seven-day deadline.  The Agreement may not be revoked after the expiration of the seven-day deadline.  In the event that Executive revokes the Agreement within the revocation period described in this Section 5, this Agreement shall not be effective or enforceable, and all rights and obligations hereunder shall be void and of no effect.  Assuming that Executive does not revoke this Agreement within the revocation period described above, the effective date of this Agreement (the “Effective Date”) shall be the eighth (8th) day after the day on which Executive executes this Agreement.

6.Status of Other Agreements.  Executive acknowledges and agrees that the Employment Agreement executed by the Parties on or about November 22, 2017, as amended (the “Employment Agreement”) is hereby terminated as of the Effective Date, without further action by the Parties, as of the Termination Date and that Executive is not entitled to any payments or benefits from the Company other than what is provided in this Separation Agreement; provided, however, that this Separation Agreement does not invalidate the other obligations set forth in Section 7 of the Employment Agreement, all of which shall remain in full force and effect in accordance with their terms; provided that Section 7(c)(iii) of the Employment Agreement shall be void and of no force and effect.

7.Confidentiality of Agreement.  Executive agrees not to disclose the terms, amount, or existence of this Agreement or the benefits Executive is receiving under this Agreement to anyone other than a member of Executive’s immediate family, attorney, or other professional advisor and, even as to such a person, only if the person agrees to honor this confidentiality

Tyrone Johnson Separation Agreement (FINAL)

requirement.  Such a person’s violation of this confidentiality requirement will be treated as a violation of this Agreement by Executive.  This Section 7 does not prohibit Executive from disclosing the terms, amount, or existence of this Agreement to the extent necessary legally to enforce this Agreement or to disclose the terms of the protective covenants contained in Section 8 for the benefit of a new employer.  Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing information that is required to be disclosed by law, court order, other valid and appropriate legal process, or a valid request by a Government Agency.

8.Protective Covenants.

a.Acknowledgments.

i.Consideration.  Executive acknowledges and agrees that he has received good and valuable consideration for entering into this Agreement, including, without limitation, the Company’s provision to him of the Consideration set forth in Section 2 above.

ii.Potential Unfair Competition:  Executive acknowledges and agrees that as a result of his employment with the Company, his knowledge of and access to Confidential Information, and his relationships with the Company’s customers and employees, Executive would have an unfair competitive advantage if Executive were to engage in activities in violation of this Agreement.

iii.No Undue Hardship:  Executive acknowledges and agrees that he possesses marketable skills and abilities that will enable Executive to find suitable employment without violating the covenants set forth in this Agreement.

iv.Voluntary Execution:  Executive acknowledges and affirms that he is executing this Agreement voluntarily, that he has read this Agreement carefully and had a full and reasonable opportunity to consider this Agreement (including an opportunity to consult with legal counsel), and that he has not been pressured or in any way coerced, threatened or intimidated into signing this Agreement.

b.Definitions.  The following capitalized terms used in this Agreement shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

i.“Competitive Services” means the business of selecting, importing, distributing, selling and/or installing products for flooring, countertops, kitchen, bathrooms, and patios, including but not limited to tiles or slabs consisting of porcelain, ceramic, granite, marble, onyx, quartz, quartzite, soapstone, coral, shell, limestone, or other similar natural and engineered material.

ii.“Confidential Information” means any and all data and information relating to the Company, its activities, business, or customers that (A) was disclosed to Executive or of which Executive became aware as a consequence of his employment with the Company; (B) has value to the Company; and (C) is not generally known outside of the Company.  “Confidential Information” shall include, but is not limited to the following types of information regarding,

Tyrone Johnson Separation Agreement (FINAL)

related to, or concerning the Company: trade secrets (as defined by applicable law); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; customer lists; customer files, data and financial information; details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information.  “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of the Company, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of the Company.  In addition to data and information relating to the Company, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to the Company by such third party, and that the Company has a duty or obligation to keep confidential.  This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law.  “Confidential Information” shall not include information that (1) has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company; (2) was available to the Executive on a non-confidential basis prior to its disclosure; (3) becomes available to the Executive from a source other than the Company, provided that the source is not prohibited from disclosing such information to the Executive by a contractual, legal or fiduciary obligation to the Company; or (4) the Executive has independently developed with no reliance on or access to any of the information provided directly or indirectly by the Company.

iii.“Material Contact” means (A) having dealings with a customer or potential customer on behalf of the Company; (B) coordinating or supervising dealings with a customer or potential customer on behalf of the Company; or (C) obtaining Confidential Information about a customer or potential customer in the ordinary course of business as a result of Executive’s employment with the Company.

iv.“Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

v.“Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

vi.“Protected Customer” means any Person to whom the Company has sold its products or services or actively solicited to sell its products or services, and with whom Executive has had Material Contact on behalf of the Company during his employment with the Company.

vii.“Protective Covenants” means the restrictive covenants contained in Sections 8(c) through (g) hereof.

Tyrone Johnson Separation Agreement (FINAL)

viii.“Restricted Period” means one (1) year from Executive’s Termination Date.

ix.“Termination” means the termination of Executive’s employment with the Company.

c.Restriction on Disclosure and Use of Confidential Information.  Executive agrees that Executive shall not, directly or indirectly, use any Confidential Information on Executive’s own behalf or on behalf of any Person other than Company, or reveal, divulge, or disclose any Confidential Information to any Person not expressly authorized by the Company to receive such Confidential Information.  This obligation shall remain in effect until the earlier of (i) the information or materials in question are no longer Confidential Information as defined herein, or (ii) five (5) years from the Effective Date.  Executive further agrees that he shall fully cooperate with the Company in maintaining the Confidential Information to the extent permitted by law. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.  Anything herein to the contrary notwithstanding, Executive shall not be restricted from: (i) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive; (ii) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and Executive shall not need the prior authorization of the Company to make any such reports or disclosures and shall not be required to notify the Company that Executive has made such reports or disclosures.  In addition, and anything herein to the contrary notwithstanding, Executive is hereby given notice that Executive shall not be criminally or civilly liable under any federal or state trade secret law for: (iii) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law; or (iv) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

d.Non-Solicitation of Protected Customers.  Executive agrees that, during the Restricted Period, he shall not, without the prior written consent of the Company, directly or indirectly, on his own behalf or as a Principal or Representative of any Person, solicit or divert,  or attempt to solicit or divert, a Protected Customer for the purpose of engaging in, providing, or selling Competitive Services.

e.Non-Recruitment of Employees and Independent Contractors.  Executive agrees that during the Restricted Period, he shall not, directly or indirectly, whether on his own behalf or as a Principal or Representative of any Person, recruit, solicit, or induce or attempt to recruit, solicit or induce any employee or independent contractor of the Company to terminate his

Tyrone Johnson Separation Agreement (FINAL)

or her employment or other relationship with the Company or to enter into employment or any other kind of business relationship with the Executive or any other Person.

f.Return of Materials.  Executive agrees that on or prior to the Termination Date, he returned any and all property of the Company that was in his possession or subject to his control by virtue of his position as an executive of the Company, including, but not limited to, customer files and information, papers, drawings, notes, manuals, specifications, designs, devices, code, email, documents, diskettes, CDs, tapes, keys, access cards, credit cards, identification cards, equipment, computers, mobile devices, other electronic media, all other files and documents relating to the Company and its business (regardless of form, but specifically including all electronic files and data of the Company), together with all Confidential Information belonging to the Company or that Executive received from or through his employment with the Company.  Executive will not make, distribute, or retain copies of any such information or property.  To the extent that Executive has electronic files or information in his possession or control that belong to the Company or contain Confidential Information (specifically including but not limited to electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), on or prior to the Termination Date, or at any other time the Company requests, Executive shall (i) provide the Company with access to all devices containing such files or information, so that the Company may search such devices for Company information and delete relevant files and data; and (ii) provide a written certification to the Company that Executive has no other electronic devices or media containing Confidential Information.

g.Enforcement of Protective Covenants.

i.Rights and Remedies Upon Breach.  The parties specifically acknowledge and agree that the remedy at law for any breach of the Protective Covenants will be inadequate, and that in the event Executive breaches, or threatens to breach, any of the Protective Covenants, the Company shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Protective Covenants and to have the Protective Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Protective Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.  Executive understands and agrees that if he violates any of the obligations set forth in the Protective Covenants, the period of restriction applicable to each obligation violated shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the period of restriction.  Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.  The parties agree that, if the Parties become involved in legal action regarding the enforcement of the Protective Covenants, the prevailing party will be entitled to recover from the other party its reasonable costs and attorneys’ fees incurred in connection with such litigation regarding the Protective Covenants.  The Company’s ability to enforce its rights under the Protective Covenants or applicable law against

Tyrone Johnson Separation Agreement (FINAL)

Executive shall not be impaired in any way by the existence of a claim or cause of action on the part of Executive based on, or arising out of, this Agreement or any other event or transaction.

ii.Severability and Modification of Covenants.  Executive acknowledges and agrees that each of the Protective Covenants is reasonable and valid in time and scope and in all other respects.  The parties agree that it is their intention that the Protective Covenants be enforced in accordance with their terms to the maximum extent permitted by law.  Each of the Protective Covenants shall be considered and construed as a separate and independent covenant.  Should any part or provision of any of the Protective Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or such Protective Covenant.  If any of the provisions of the Protective Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Company’s legitimate business interests and may be enforced by the Company to that extent in the manner described above and all other provisions of this Agreement shall be valid and enforceable.

9.Final Agreement.  This Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof, and supersedes all prior agreements between the Parties, except as set forth in Section 6 above. The Parties agree that this Agreement may not be modified except by a written document signed by both Parties.  The Parties agree that this Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

10.Governing Law and Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of Georgia, without giving effect to its conflict of law principles.  The parties further agree to the state and Federal courts located in Fulton County, Georgia as the exclusive jurisdiction and venue for any dispute arising out of this Agreement and irrevocably waive any claim that such venue is an inconvenient forum.

11.Waiver.  The failure of either party to enforce any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision.  Any waiver of any provision of this Agreement must be in a writing signed by the party making such waiver.  No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

12.Code Section 409A.  This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder.  The tax treatment of the benefits provided under the Agreement is not warranted or guaranteed to Executive, who is responsible for all taxes assessed on any payments made pursuant to this Agreement, whether under Section 409A of the Code or otherwise.  Neither the Company nor its directors, officers, employees or advisers shall be held

Tyrone Johnson Separation Agreement (FINAL)

liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code.  Executive’s right to receive any installment payments shall be treated as a right to receive separate and distinct payments for purposes of Section 409A of the Code.

(Signatures on next page)

Tyrone Johnson Separation Agreement (FINAL)

The Parties hereby signify their agreement to these terms by their signatures below.

EXECUTIVE

/s/ Tyrone Johnson

Tyrone Johnson

Date: 06/19/20

SELECT INTERIOR CONCEPTS, INC.

By: /s/ Shawn K Baldwin

Shawn K Baldwin

Title:General Counsel and Corporate Secretary

Date: June 19, 2020

Tyrone Johnson Separation Agreement (FINAL)